Exhibit 10.1

AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) to the Employment Agreement (as defined below) is made and entered into as of May 26, 2016 by Digital Turbine, Inc., a Delaware corporation (the “Employer”), and William Stone (the “Executive”). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Employment Agreement.

WHEREAS, the Employer and the Executive entered into that certain Employment Agreement, dated as of July 31, 2014 (the “Employment Agreement”), pursuant to which the Executive currently is serving as Chief Executive Officer of the Employer;

WHEREAS, the Board of Directors has determined that the Employer should make certain amendments to the Employment Agreement as further described herein; and

WHEREAS, the Employer and the Executive desire to enter into this Amendment to effectuate such amendments to the Employment Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual promises of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree to amend the Employment Agreement, as follows:

1.                  Amendment to Section 3 of the Employment Agreement. Section 3 of the Employment Agreement is amended to read as follows:

2.                  Term. Subject to the provisions of Section 6, the term of employment pursuant to this Agreement shall commence on the Transition Date and such continue through and including March 31, 2018 (the “Term”)

3.                  Amendment to Section 4(b)(ii) of the Employment Agreement. Section 4(b)(ii) of the Employment Agreement is amended by replacing “the Year 1 Period and the Year 2 Period” with “the Year 1 Period, the Year 2 Period and the Year 3 Period”.

4.                  Amendment to Section 4(b)(iii) of the Employment Agreement. Section 4(b)(iii) of the Employment Agreement is amended to read as follows:

(iii) Any bonus amounts due under subsection (b)(i) and (b)(ii) of this Section 4 (x) shall be paid within thirty (30) days after the revenue and EBITDA criteria are determined for the applicable period in the manner described in Schedule A, but not later than two and one-half (2-1/2) months following the later of the last day of the calendar year or the last day of the Employer’s fiscal year in which the applicable period with respect to which the bonus is determined ends, and (y) shall be conditioned on the Executive being employed throughout the entire applicable period with respect to which the bonus is determined.

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5.                  Amendment to Section 4(e) of the Employment Agreement. Section 4(e) of the Employment Agreement is amended by the addition of the following subsection (iii) to the end thereof:

(iii) On May 26, 2016, the Employer shall grant the Executive a stock option to purchase 100,000 shares of common stock of the Employer, at an exercise price equal to the closing price of the Employer’s common stock on the Nasdaq Capital Market on such date, under the Employer’s Amended and Restated 2011 Equity Incentive Plan. Such stock option shall be subject to the terms and conditions of the Employer’s standard stock option agreement under such plan, and shall vest as follows: (x) options pertaining to 25,000 shares shall vest on the first anniversary of the grant date; (y) options pertaining to 75,000 shares shall vest on a monthly basis over the three-year period following the first anniversary of the grant date (options pertaining to 1/36th of such remaining shares per month); and (z) all unvested options under such grant shall vest immediately upon the occurrence of a Change of Control.

6.                  Amendment to Section 4(f) of the Employment Agreement. Section 4(f) of the Employment Agreement is amended by the addition of the following sentence to the end thereof:

The Executive shall be entitled to an additional one-time bonus of One Hundred Thousand Dollars ($100,000) payable within five (5) days of signing the May 16, 2016 Amendment to this Agreement.

7.                  Amendment to Schedule A of the Employment Agreement. Effective for fiscal periods beginning April 1, 2016 and thereafter (the Year 2 Period and the Year 3 Period), Schedule A of the Employment Agreement is amended to read as attached to this Amendment. All provisions of the prior Schedule A that were to be applicable to the Year 2 Period are hereby revoked, terminated and of no force or effect.

8.                  Miscellaneous.

a.                   All other provisions of the Employment Agreement not specifically referenced herein shall remain in full and force and effect.

b.                   In the event of a conflict between this Amendment and the Employment Agreement, this Amendment shall govern.

c.                   The Employment Agreement may only be amended further by a written agreement executed by the parties hereto.

d.                  This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

DIGITAL TURBINE, INC.

By:	/s/ Jeff Karish
Name: Jeff Karish
Title: Director, Chairman, Compensation Committee

/s/ William Stone
WILLIAM STONE

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Schedule A

a.	Definitions:

i.	Year 2 Period: April 1, 2016 through March 31, 2017

ii.	Year 3 Period: April 1, 2017 through March 31, 2018

iii.	Adjusted EBITDA: Adjusted EBITDA is as defined in the Employer’s 2017 “guidance EBITDA” as presented by management and approved by the Audit Committee on 4/13/16 2016.

iv.	FY2017 Adjusted EBITDA Target: Means the Employer’s Adjusted EBITDA target for the fiscal year ending March 31, 2017 as approved by the Board on 4/13/16. If the Employer completes an acquisition or disposition during the Year 2 Period, then the FY2017 Adjusted EBITDA Target shall be adjusted by the Compensation Committee, only after good faith discussion and consultation with the Executive, to take into account the expected effects of such transaction on the Employer’s FY2017 Adjusted EBITDA.

v.	FY2017 Revenue Target: Means the Employer’s revenue target for the fiscal year ending March 31, 2017 as approved by the Board on 4/13/16. If the Employer completes an acquisition or disposition during the Year 2 Period, then the FY2017 Revenue Target shall be adjusted by the Compensation Committee, only after good faith discussion and consultation with the Executive, to take into account the expected effects of such transaction on the Employer’s FY2017 revenue.

vi.	Year 3 Period Targets: Means such annual revenue and Public Earnings Measure (as defined below) targets for the Year 3 Period, established by the Compensation Committee only after good faith discussion and consultation with the Executive, with the expectation that the applicable targets for the Year 3 Period may be established within the initial 90 days of the Employer’s fiscal year ending March 31, 2018. If the Employer completes an acquisition or disposition during Year 2 Period or Year 3 Period, then the applicable Year 2 Period or Year 3 Period Targets shall be adjusted by the Compensation Committee, only after good faith discussion and consultation with the Executive, to take into account the expected effects of such transaction on the Employer’s revenue and Public Earnings Measure. “Public Earnings Measure” means the non-GAAP measure of consolidated Employer earnings, such as EBITDA or an adjusted EBITDA measure or such other publicly released earnings measure, that the Compensation Committee determines (after good faith discussion, consultation with, and notification to, the Executive) to be the most important earnings measure used by the Employer in its public earnings release issued most recently prior to the date by which the Year 3 Period Targets are to be determined.

b.	Bonus Criteria:

For the Year 2 Period, Executive shall receive 30% of Salary earned with respect to the Year 2 Period, as a bonus if both the FY2017 Adjusted EBITDA Target and the 2017 Revenue Target are achieved; plus up to an additional 70% of Salary earned with respect to the Year 2 Period, as a bonus in the sole discretion of the Compensation Committee based on extraordinary financial and business performance of the Employer during the Year 2 Period (beyond the level required to achieve the bonus of 30% of Salary for the Year 2 Period). The Compensation Committee is also authorizing an additional 50% of base salary “Extraordinary Bonus” if the Company exceeds targeted revenues and Adjusted EBITDA by 50% relative to the targets approved by the Board for FY2017 at its meeting on 4/13/16.

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For the Year 3 Period, Executive shall receive 50% of Salary earned with respect to the Year 3 Period, as a bonus if both of the Year 3 Period Targets are achieved; plus up to an additional 50% of Salary earned with respect to the Year 3 Period, as a bonus in the sole discretion of the Compensation Committee based on extraordinary financial and business performance of the Employer during the Year 3 Period (beyond the level required to achieve the bonus of 50% of Salary for the Year 3 Period). The Compensation Committee is also authorizing an additional 50% of base salary “Extraordinary Bonus” if the Company exceeds targeted revenues and Adjusted EBITDA by 50%.

Achievement of targets shall be determined promptly after the Employer’s annual financial statements for the fiscal year for the applicable period have been publicly issued and certified by the Employer’s auditors. Any interpretative issues in reconciling Adjusted EBITDA or a Public Earnings Measure to audited numbers shall (a) be resolved as much as possible based on the Employer’s publicly filed reconciliations of the same and (b) as to any other questions shall be determined in the reasonable discretion of the Compensation Committee after good faith discussion with Executive.

Bonus targets that have not been achieved to the level required by this Schedule A shall not entitle Executive to a pro-rated bonus.

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